EXHIBIT 10.49

SETTLEMENT AGREEMENT

This Settlement Agreement (this "Agreement") shall be effective as of April 20, 2016 (the "Effective Date") by and between PEAK FINANCE, LLC ("PEAK") on the one hand and HPEV, INC. ("HPEV" or the "Company")) and TIMOTHY J. HASSETT ("Hassett"), QUENTIN D. PONDER ("Ponder"), JUDSON W. BIBB III ("Bibb"), THEODORE H. BANZHAF ("Banzhaf"), AND MARK M. HODOWANEC ("Hodowanic") (collectively the "Individual Defendants") on the other had; each of PEAK, HPEV and the Individual Defendants, individually a "Party" or collectively, the "Parties".1

WHEREAS, Spirit Bear Limited ("Spirit Bear") and HPEV are parties to that certain Securities Purchase Agreement, dated as of December 14, 2012 (the "Purchase Agreement"), pursuant to which, among other things, Spirit Bear was issued preferred stock and warrants;

WHEREAS a dispute arose between Spirit Bear and HPEV in connection with the Purchase Agreement and other matters involving the ongoing management and operations of HPEV (the "Spirit Bear Dispute");

WHEREAS, as a result of the Spirit Bear Dispute, Spirit Bear, HPEV and the Individual Defendants became involved in litigation including derivative claims filed by Spirit Bear against certain directors and/or officers of HPEV, including the Individual Defendants, (the "SBL Derivative Action") in HPEV, Inc. v. Spirit Bear Limited 13-cv-01548 (JAD) (GWF)(D. NEV.);

WHEREAS Spirit Bear, HPEV and the director/officer defendants in the SBL Derivative Action entered into a Derivative Action Settlement Agreement (the "DASA") which agreement is subject to final approval of the United States District Court;

WHEREAS on October 22, 2015, PEAK filed a Motion to Intervene in the SBL Derivative Action seeking, among other things, approval to file its own derivative complaint in the SBL Derivative Action;

WHEREAS at the November 20, 2015 fairness hearing in the SBL Derivative Action, the Court denied PEAK's Motion to Intervene.

WHEREAS, at the November 20, 2015 fairness hearing, however, the Court did allow PEAK to formally argue its objections to the DASA and the Court ordered additional briefing on certain issues which has now been completed.

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1 Defendants Hassett, Ponder and Bibb are sometimes collectively referred to as the "Management Directors." Defendants Hassett, Ponder, Bibb, Banzhaf and Hodowanic are sometimes referred to as the Management Officer s and Directors."

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WHEREAS the Court has not yet ruled as to whether to approve the DASA;

WHEREAS on August 31, 2015, the Company received notice of a summons and complaint in the matter styled Peak Finance, LLC, Derivatively on Behalf of Nominal Defendant, HPEV, Inc. v. Hassett, et al., No. 2:15-cv-01590-GMN-CWH, filed in the United States District Court for the District of Nevada (the "Peak Finance Derivative Case").

WHEREAS on October 22, 2015, PEAK filed an amended complaint in the Peak Finance Derivative Case.

WHEREAS HPEV and the Individual Defendants in the Peak Finance Derivative Case, on November 9, 2015, filed a motion to dismiss the amended complaint filed by PEAK on October 22, 2015, which motion is pending before the Court.

WHEREAS the Parties wish to enter into this Agreement to resolve with finality all disputes, claims and allegations among the Parties and their respective affiliates in connection with the SBL Derivative Action and the Peak Finance Derivative Case.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

I. WITHDRAWAL OF OBJECTION TO THE DASA

Immediately upon execution of this Agreement, the Parties shall execute and file in the SBL Derivative Action a Stipulation and [Proposed] Order wherein PEAK will seek to withdraw its objection to the DASA. The Stipulation and [Proposed] Order is attached hereto as Exhibit A.

II. STIPULATION REGARDING SETTLEMENT OF PEAK FINANCE DERIVATIVE CASE

Within five (5) days of execution of this Agreement, the Parties shall execute and file in the Peak Finance Derivative Case a Stipulation and [Proposed] Order Regarding Settlement and Dismissal of Derivative Claims attached hereto as Exhibit B.

III. SETTLEMENT OF PEAK FINANCE DERIVATIVE CASE

The Parties agree to seek a complete dismissal with prejudice of the Peak Finance Derivative Case on the following terms:

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A. The IDC.

1.	The Parties acknowledge and agree that Christopher McKee, Richard J. "Dick" Schul and Donald Bowman have been duly elected as directors of HPEV pursuant to an election held on August 19, 2015.

2.

The Parties acknowledge and agree that Christopher McKee, Richard J. "Dick" Schul and Donald Bowman have been appointed to an Independent Directors Committee ("IDC") which shall review the merits of Spirit Bear's derivative claims as set forth in the SBL Derivative Action;

3.

In addition to reviewing the merits of Spirit Bear's claims in the SBL Derivative Action, all matters alleged by PEAK in the Peak Finance Derivative Case shall also be presented to the IDC for their review of the merits of the claims made therein;

4.

Exercising their sound business judgment, the IDC shall determine the appropriate corporate response of HPEV to the claims raised in both the SBL Derivative Action and the Peak Finance Derivative Case, including but not limited to (a) ratification of any and all actions previously undertaken under the authority of the Management Directors; (b) filing a lawsuit against any and all Management Officers & Directors setting forth similar or identical claims as those set forth in the SBL Derivative Action and/or the Peak Finance Derivative Case; (c) settling, with or without litigation, any and all claims HPEV may have against any and all Management Officers & Directors on terms and conditions they deem in the best interest of HPEV; and/or (d) taking such other action as they determine is in the best interest of HPEV; and

5.

IDC action shall be deemed valid and enforceable if undertaken pursuant to a majority vote of the IDC although the number of IDC members may not be a quorum of all directors of HPEV. No action by the IDC in connection with its duties and responsibilities pursuant to this Agreement, shall be taken until such time as the IDC meets with PEAK, pursuant to Sections III.B and C, below

B. Meeting With IDC

Within thirty days of the Court's final approval of this Agreement, PEAK, through its duly authorized representative(s), including Bhavin Shah ("Shah"), shall be given the opportunity to meet solely with the IDC in New York City or Washington D.C. or some other location on the East Coast for no more than three and one-half hours in order that Mr. Shah be able to make a presentation solely to the IDC regarding the matters alleged in PEAK's amended complaint in the Peak Finance Derivative Case as well as other potential derivative claims Shah believes may exist against HPEV's auditors and/or other third persons or entities. The IDC shall investigate and render its independent business judgment regarding such claims. The Parties understand and agree that there is no guarantee that the Board or the IDC will recommend instituting any litigation regarding the claims made by PEAK and/or Shah. A Party shall have the right to have the meeting transcribed by a court reporter.

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C. Business Development and Financing

The Parties acknowledge that HPEV is in need of capital investment and that the pending derivative actions have been detrimental in HPEV's ability to raise such additional capital. The Parties agree that PEAK and/or Shah shall have the opportunity to present the following matters to the Board:

1.	the opportunity for PEAK to make an investment in the Company in exchange for some form of debt or equity or other consideration, terms to be negotiated;

2.

the opportunity for PEAK and/or Shah to identify and aid in procuring new investors for the Company and to discuss possibly entering into an exclusive or non-exclusive financial development agreement, terms to be negotiated; and

3.	the opportunity for PEAK and/or Shah to enter into a business development agreement with the Company.

There is no agreement between or among the Parties that any of the above and foregoing opportunities shall lead to any future agreement between the Parties. The commitment set forth herein is that HPEV shall give PEAK and/or Shah a full and fair opportunity to present their proposals to a quorum of the entire Board for the Board's consideration. Any such proposals may be accepted or rejected, in whole or in part, without being deemed a breach of this Agreement. The meeting with the Board shall be held the same day and immediately following the meeting set forth in Section III.B above. PEAK shall be required to submit any and all proposals for financing or investment, a proposed financial development agreement and/or a business development agreement to the Board at least three (3) business days prior to the meeting. . The meeting set forth herein Section III.C is not subject to the three and one-half hours time limitation as set forth in Section III.B, above.

IV. SETTLEMENT AND RELEASE

A.Definitions

1.

"Released Persons" means each and all of the individuals named in the SBL Derivative Action and the Peak Finance Derivative Case, HPEV, each and all of the current and former officers, directors and employees of HPEV, and, for each of the foregoing individuals and entities, each and all of their respective officers, directors, employees, agents, representatives, experts, consultants, members, attorneys, insurers, heirs, executors, personal or legal representatives, estates, administrators, predecessors, successors and assigns.

2.

"Releasing Persons" means PEAK and each and all of its employees, agents, representatives, experts consultants, attorneys, insurers, heirs beneficiaries, executors, personal or legal representatives, estates, administrators, predecessors, successors and assigns.

3.

"Settled Claims" means all claims, debts, demands, rights, actions or causes of action, liabilities, damages, losses, obligations, judgments, suits, fees, expenses, costs, matters and issues of any kind or nature whatsoever, whether known or unknown, contingent or absolute, suspected or unsuspected, disclosed or undisclosed, matured or unmatured, at any point from the beginning of time through the date of this Agreement, that have been, could have been asserted by any of the Releasing Persons derivatively on behalf of HPEV (or by HPEV directly), in any court, tribunal or proceeding whether legal, equitable or any other type, which have arisen, arise now or hereafter arise out of, the allegations, facts, events, practices, conduct, transactions, matters, acts, occurrences, statements, representations, misrepresentations or omissions at issue in, or any fees, expenses or costs incurred in prosecuting, defending, or settling the matters raised in the SBL Derivative Action and the Peak Finance Derivative Case, provided, however, that the Settled Claims shall not include the right to enforce the terms of this Agreement.

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B. Release:

In exchange for the relief set forth in Sections I-III, all and every one of the Settled Claims by Releasing Persons against Released Persons are completely, fully, finally and forever compromised, settled, released, discharged, and extinguished with prejudice, upon and subject to the terms and conditions set forth herein.

V. MISCELLANEOUS

A. Public Announcements; Non-disparagement.

Each of the Parties agrees that it shall not make any public disparaging statements regarding the other regarding the Agreement; and the text of any press release, public filing, or other disseminated announcement or explanation of this Agreement shall be mutually agreed to in writing prior to release; provided however that HPEV is authorized to file a Form 8-K with the Securities and Exchange Commission which does no more than announce a settlement of the Peak Finance Derivative Action and attaches this Agreement as an exhibit without any such prior mutual agreement.

B. No Admission.

Nothing in this Agreement shall constitute (1) an admission of liability, wrongdoing or responsibility by either Party, or (2) any agreement by either Party as to the validity of any of the positions advanced by the other Party in connection with the Peak Finance Derivative Action. Rather, each Party expressly denies such liability, wrongdoing or responsibility.

Neither this Agreement nor any part of it may be used in any way against either Party except in an action to enforce, or seek damages for the breach of, this Agreement.

C. Governing Law.

The Agreement, including all matters of construction, validity and performance shall be governed by, and construed in accordance with, the laws of Nevada without giving effect to the choice of law or conflicts of law provisions thereof.

D. Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Electronically scanned signatures (such as PDFs) shall be considered original signatures for all purposes.

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E. Integration.

This Agreement reflects the entire agreement and understanding between the Parties with respect to the settlement contemplated here, and supersedes any and all other prior and contemporaneous negotiations, correspondence, understandings and agreements between the Parties, whether oral or written, regarding such subject matter. No agreements altering or supplementing the terms hereof may be made except by means of a written document signed by the duly authorized representatives of the Parties.

F. Construction and Joint Preparation.

This Agreement shall be construed together to effectuate the mutual intent of the Parties. The Parties and their counsel have cooperated in the drafting and preparation of this Agreement, and this Agreement therefore shall not be construed against any Party by virtue of its role as the drafter thereof. No drafts of this Agreement shall be offered by any Party, nor shall any draft be admissible in any proceeding, to explain or construe this Agreement. The headings contained in this Agreement are intended for convenience of reference only and are not intended to be a part of or to affect the meanin g or interpretation of this Agreement.

F. Further Assurances.

From time to time, the Parties agree to do such further acts and things and to execute and deliver such additional agreements and instruments as may be necessary to give effect to the purposes of this Agreement and the Parties' agreement and understandings hereunder.

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IN WITNESS WHEREOF, the undersigned have each caused this Settlement Agreement to be executed by their duly authorized respective representatives.

PEAK FINANCE, LLC

/s/ Stuart Guber
By:	FARUQI & FARUQI, LLP
STUART J. GUBER
101 Greenwood Ave., Suite 600 Jenkintown, PA 19046 Attorneys for Peak Finance, LLC

COOL TECHNOLOGIES, INC. f/k/a HPEV INC.

/s/ Timothy Hassett
By:
Name: Timothy Hassett
Title: CEO and Director

/s/ Timothy Hassett
TIMOTHY J. HASSETT, INDIVIDUALLY

/s/ Theodore Banzhaf
THEODORE BANZHAF, INDIVIDUALLY

/s/ Quentin Ponder
QUENTIN D. PONDER, INDIVIDUALLY

/s/ Judson Bibb
JUDSON BIBB, INDIVIDUALLY

/s/ Mark Hodowanec
MARK M. HODOWANEC, INDIVIDUALLY

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